UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 28, 2008
Date of Earliest Event Reported:  January 15, 2008

THE FASHION HOUSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado	033-07075-LA	33-1079781
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

16633 Ventura Blvd., 6th Floor, Encino, California	91436
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (323) 393-3031

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a)  On February 25, 2008, KMJ Corbin & Company (“Corbin”) resigned as the registered public accounting firm of Fashion House Holdings, Inc. (the “Company”).  The resignation was the result of the Company’s decision to consider filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code, as more fully discussed under Item 8.01, below.  The resignation was accepted by the Company’s Board of Directors on February 25, 2008.  The reports of Corbin dated April 3, 2007 and March 31, 2006 on our balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles, except a going concern qualification based upon the Company’s recurring losses and deficits in working capital.

During the two most recent fiscal years ended December 31, 2006 and 2005, and through February 25, 2008, there were no disagreements with Corbin on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to its satisfaction would have caused them to make reference to the matter in its reports on the Company’s consolidated financial statements for such years.

The Company has provided Corbin with a copy of this disclosure.  Exhibit 16.1 attached hereto is a copy of Corbin’s letter, dated February 28, 2008, stating that it agrees with the above statements.

(b)  Grobstein, Horwath & Company, LLP (“GH”) was engaged by the Company on February 27, 2008 as its principal accountant.

During the fiscal years ended December 31, 2006 and 2005 and through the date hereof, neither the Company nor anyone on its behalf consulted with GH regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has GH provided to us a written report or oral advice regarding such principles or audit opinion or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-B.

ITEM 8.01  OTHER EVENTS

On January 15, 2008, the Company terminated a substantial portion of its operations because of its continuing cash flow deficits.  Prior to this date, on December 15, 2007, in order to reduce its monthly rent obligation, the Company established a new corporate office by leasing space on a month to month basis at the office location of Westrec Capital Partners, LLC (“Westrec”). On January 15, 2008, concurrent with the reduction of its business operations, the Company surrendered its San Vicente office space.  Westrec is considered a control stockholder of the Company and the Company’s Interim Chief Financial Officer is a part-time and temporary employee of an affiliate of Westrec.

The Company will continue to sell women’s dress footwear while it seeks to refinance and restructure its operations.  In this regard, the Company has hired bankruptcy counsel to advise it in connection with an anticipated reorganization filing under Chapter 11 of the U.S. Bankruptcy Code.

In connection with the reduction in operations and the proposed Chapter 11 filing, the Company issued the following press release on February 4, 2008: “We have significantly reduced our operation due to financial reasons. We are considering reorganizing the company under the provision of Chapter 11”.

The Company remains in default under an approximately $8.5 million line of credit initially provided to it by Comerica Bank and guaranteed by Westrec. The Company is also in default of additional amounts owed to Westrec of approximately $3.2 Million.

On January 10, 2008, Oscar de la Renta issued a written notice of default for failure to pay minimum royalties under the Company’s licensing agreement with it.

On January 27, 2008 Isaac Mizrahi requested termination of the Company’s licensing agreement with it.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)   Exhibits

Exhibit	Description

16.1	Letter from Corbin dated February 28, 2008, indicating agreement with the statements concerning their firm that are made in this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Fashion House Holdings, Inc.

Dated: February 28, 2008	By:	/s/ John Hanna
John Hanna
Chief Executive Officer